Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Adept Technology, Inc. of our report dated September 6, 2011, with respect to the consolidated balance sheets of Adept Technology, Inc. as of June 30, 2011 and June 30, 2010 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the fiscal years in the two-year period ended June 30, 2011, and the related financial statement schedule, which report appears in the June 30, 2011 annual report on Form 10-K of Adept Technology, Inc.

/s/ Armanino McKenna LLP

ARMANINO McKENNA LLP
San Ramon, California

November 14, 2011